Exhibit 5
July 1, 2009
Castle Brands Inc.
122 East 42nd Street, Suite 4700
New York, New York 10168

Re:	Offering of Shares Pursuant to Registration Statement on Form S-8
Ladies and Gentlemen:
     I have acted as special counsel to Castle Brands Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of 10,000,000 shares (the “Shares”) of its Common Stock, $.01 par value per share, issuable from time to time upon the exercise of awards under the Castle Brands Inc. 2003 Stock Incentive Plan, as amended (the “Plan”).
     This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In so acting, I have examined originals, or copies certified or otherwise identified to my satisfaction, of (a) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, each as amended to date (b) the Registration Statement, (c) the Plan and the forms of award agreements relating to awards to acquire Shares granted under the Plan (collectively, the “Agreements”), (d) certain resolutions adopted by the Board of Directors of the Company, (e) certain resolutions adopted on January 21, 2009 by the Company’s stockholders as certified by the Inspector of Elections of the Company’s Annual Meeting of Stockholders held on such date and (f) such other documents, records, certificates and other instruments of the Company as in my judgment are necessary or appropriate for purposes of this opinion. In examining the documents referred to above, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by me, the authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that I have examined are accurate and complete.
     In rendering the opinion set forth below, I have assumed that each of the Agreements will be consistent with the terms of the Plan, duly authorized, and if applicable, validly executed and delivered by the parties thereto, and that the Shares will be issued in accordance with the terms of the Plan for consideration in an amount at least equal to the par value of such shares.
     Based on the foregoing, and subject to the stated qualifications, I am of the opinion that, when issued in accordance with the terms of the Plan and any applicable Agreements, the Shares will be duly authorized, validly issued, fully paid and non-assessable.
     The opinion expressed above is limited to the General Corporation Law of the State of Delaware. This opinion is rendered only with respect to the laws, and the rules, regulations, orders and applicable judicial and regulatory determinations under those laws, that are currently in effect.
     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required by the Act or the rules and regulations thereunder.

Very truly yours,
/s/ BRIAN L. HELLER, ESQ.
Brian L. Heller, Esq.
Assistant Secretary and Special Counsel